Exhibit 107

Calculation of Filing Fee Tables(1)

Form S-3
(Form Type)

Becton, Dickinson and Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.298% Notes due 2032	457(r)	$500,000,000	100.000%	$500,000,000	0.0000927	$46,350
Total				$500,000,000		$500,000,000		$46,350

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.